SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

December 22, 2017

(Date of Report)

EVANS BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54995	46-3031328
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3815 S. Main Street, Santa Ana, CA 92707

(Address of principal executive offices)

Registrant's telephone number, including area code: (714) 708-0082

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2017, Evans Brewing, Inc., a Delaware corporation (the “Company” or “we”), entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) with I-ON Communications Ltd., an entity organized under the laws of the Republic of South Korea (“I-ON”) and I-ON Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company.

Under the terms of the Agreement, Acquisition will merge with and into I-ON (the “Merger”) with I-ON becoming the surviving entity. In consideration for the Merger, the Company will issue 26,000,000 shares of the Company’s common stock, par value $0.0001 per share to the shareholders of I-ON, which will result in a change in control of the Company. The Company anticipates that I-ON will elect to become the successor issuer to the Company for accounting and reporting purposes.

The Company anticipates that the Merger will be completed prior to December 31, 2017. It is anticipated that the current officer and directors of the Company will resign contemporaneously with the appointment of new officers and directors by I-ON.

The Company’s Board of Directors met and voted to approve the terms of the Agreement. Mr. Michael Rapport, Chief Executive Officer of the Company, expressed his opinion that the Merger and Reorganization with I-ON would provide the existing shareholders of the Company with increased value, liquidity, and opportunity for returns on their investment.

Subsequent to the closing of the Merger, the existing operations of Evans Brewing will be sold to Michael Rapport in exchange for the assumption by Mr. Rapport of all outstanding liabilities of the Company, and the cancellation of $1,536,450 in debt owed by the Company to Mr. Rapport.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Agreement and Plan of Merger and Reorganization among Evans Brewing Company, Inc., I-ON Communications Ltd. And I-ON Acquisition Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 26, 2017

EVANS BREWING COMPANY, INC.

By:	/s/ Michael J. Rapport
Michael J. Rapport
Chief Executive Officer

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